EXECUTION VERSION

Published CUSIP
Number 03836VAG0

CREDIT AGREEMENT

dated as of

April 3, 2020,

among

ESSENTIAL UTILITIES, INC.,

the LENDERS party hereto

and

PNC BANK, NATIONAL ASSOCIATION,
as ADMINISTRATIVE AGENT

PNC CAPITAL MARKETS LLC
and
COBANK, ACB,
as JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

and

COBANK, ACB,
as SYNDICATION AGENT

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SCHEDULES:

Schedule 2.01	—	Lenders; Commitments
Schedule 3.06(a)	—	Litigation
Schedule 3.06(b)	—	Environmental Matters
Schedule 3.14	—	Subsidiaries
Schedule 6.01	—	Existing Liens
Schedule 9.01	—	Certain Addresses for Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	[Reserved]
Exhibit F 1	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit F 2	—	Form of U.S. Tax Compliance Certificate for Non U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit F 3	—	Form of U.S. Tax Compliance Certificate for Non U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit F 4	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit G	—	Form of Solvency Certificate

The Exhibits are not material to this Agreement and are not filed with the Agreement. The Company will supplementally provide the Exhibits to the SEC upon request.

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CREDIT AGREEMENT dated as of April 3, 2020 (this “Agreement”), among ESSENTIAL UTILITIES, INC., a Pennsylvania corporation (the “Company”), the LENDERS party hereto and PNC BANK, NATIONAL ASSOCIATION, as the Administrative Agent.

WHEREAS, the Company has requested, and the Lenders have agreed, to make available a term loan facility in an aggregate amount of $500,000,000, the proceeds of which will be used for general corporate purposes of the Company and the Subsidiaries.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

Definitions

SECTION 1.01          Defined Terms. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition, or series of related acquisitions (including pursuant to any amalgamation, merger or consolidation), of property (including Equity Interests in a Person), in each case other than in the ordinary course of business.

“Acquisition Indebtedness” means any Indebtedness of the Company or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, an Acquisition (including the PNG Acquisition) and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (a) the release of the proceeds thereof to the Company and the Subsidiaries is contingent upon the substantially simultaneous consummation of such Acquisition (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition, or if such Acquisition is otherwise not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Company and the Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) if such Acquisition is not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition or if such Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged within 90 days of such termination or such specified date, as the case may be).

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“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100,000 of 1% (i.e., the fifth digit after the decimal)) equal to the product of (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means PNC, in its capacity as the administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00% per annum; provided that if such rate shall be less than 1.00% such rate shall be deemed to be 1.00%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the LIBO Screen Rate for a deposit in dollars with a maturity of one month (or, if the LIBO Screen Rate on such day for a deposit in dollars is not available for a maturity of one month but is available for periods both longer and shorter than such period, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above; provided that if such rate shall be less than 1.00%, such rate shall be deemed to be 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq. and all other laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Percentage” means at any time, with respect to any Lender, the percentage of (a) the Total Commitments represented by such Lender’s Commitment at such time or (b) if the Commitments have been terminated, the aggregate Credit Exposures represented by such Lender’s Credit Exposure at such time.

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“Applicable Rate” the rate per annum equal to the rates set forth in the table below:

Applicable Margin for LIBOR Loans	Applicable Margin for ABR Loans
1.375%	0.375%

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Assumption Agreement” has the meaning set forth in Section 6.02(a).

“Bail In Action” means the exercise of any Write Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

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“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Change in Control” means any transaction or occurrence or series of transactions or occurrences that results at any time in (a) any Person or group of Persons (within the meaning of Sections 13(d) or 14(a) of the Exchange Act) having acquired, after the Effective Date, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the Voting Stock of the Company or (b) during any period of 12 consecutive months, commencing before or after the Effective Date, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated, approved or elected by a majority of directors then in office) ceasing to constitute a majority of the board of directors of the Company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Commitment” means as to any Lender, the obligation of such Lender, if any, to make Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.01.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Company” has the meaning set forth in the preamble to this Agreement, or any successor “Company” as permitted pursuant to the terms of this Agreement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C or any other form approved by the Administrative Agent in its reasonable discretion.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means, at any date, the total assets of the Company and the Subsidiaries determined on a consolidated basis in accordance with GAAP, as reflected on the consolidated balance sheet of the Company included in the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of such financial statements, the most recent consolidated financial statements of the Company referred to in Section 3.04(a)); provided that, the Consolidated Assets as of any date prior to the PNG Acquisition Closing Date shall be determined on a Pro Forma Basis to give Pro Forma Effect to the PNG Acquisition and the other transactions that occurred on the PNG Acquisition Closing Date.

“Consolidated Funded Debt” means, at any date, all Indebtedness of the Company and the Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date consisting of, without duplication, (a) borrowed money Indebtedness, including Finance Lease Obligations, (b) reimbursement obligations in respect of letters of credit and the like and (c) Indebtedness in the nature of a Guarantee of Indebtedness of other Persons of the type described in clause (a) or (b) above, whether or not required to be reflected on a consolidated balance sheet of the Company in accordance with GAAP.

“Consolidated Net Income” means, for any period, net income (or loss) after income and other taxes computed on the basis of income of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, as reflected in the consolidated financial statements of the Company most recently delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of such financial statements, the most recent consolidated financial statements of the Company referred to in Section 3.04(a)); provided that, the Consolidated Net Income for any period ending prior to the PNG Acquisition Closing Date shall be determined on a Pro Forma Basis to give Pro Forma Effect to the PNG Acquisition and the other transactions that occurred on the PNG Acquisition Closing Date.

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“Consolidated Shareholders’ Equity” means, at any date, the net book value of the shareholders’ equity of the Company and the Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date, as reflected on the consolidated balance sheet of the Company prepared in accordance with GAAP.

“Consolidated Tangible Assets” means, at any date, (a) total assets of the Company and the Subsidiaries determined on a consolidated basis in accordance with GAAP minus (b) goodwill and other intangible assets of the Company and the Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements of the Company most recently delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of such financial statements, the most recent consolidated financial statements of the Company referred to in Section 3.04(a)). The Consolidated Tangible Assets as of any date prior to the PNG Acquisition Closing Date shall be determined on a Pro Forma Basis to give Pro Forma Effect to the PNG Acquisition and the other transactions that occurred on the PNG Acquisition Closing Date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Loans at such time.

“Credit Party” means the Administrative Agent and each Lender.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (not otherwise waived in accordance with the terms hereof) (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company and the Administrative Agent in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified in such writing, including, in applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Company or the Administrative Agent made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such requesting Person’s, the Company’s and the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, the Company and the Administrative Agent, or (d) has become, or a Lender Parent of which has become, the subject of a Bankruptcy Event or a Bail-In Action.

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“Disposition” means any sale, transfer or other disposition, or series of related sales, transfers, or dispositions (including pursuant to any merger or consolidation), of property (including Equity Interests in a Person), in each case other than in the ordinary course of business.

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of any Person described in clause (a) above or (c) any entity established in an EEA Member Country that is a subsidiary of any Person described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender, the Company or any Subsidiary or other Affiliate of the Company.

“Engagement Letter” means the Engagement Letter dated April 1, 2020, between the Company and PNC Bank, National Association.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees, laws, injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority and relating to the protection of the environment, to preservation or reclamation of natural resources, to the Release, threatened Release or registration of any toxic or hazardous materials, substance or waste or to the extent related to exposure to toxic or hazardous materials, substances or wastes, health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, transportation, storage, treatment or disposal of any Hazardous Material, (c) any exposure to any Hazardous Material, (d) the Release or threatened Release of any Hazardous Material or (e) any contract or other legally binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Subsidiary, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due, (f) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate, or to appoint a trustee to administer, any Plan or Multiemployer Plan, (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA, (i) any failure by the Company or its ERISA Affiliates to make any contribution or payment to any Plan or Multiemployer Plan, or any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, and (j) the occurrence of any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, the Federal Funds Effective Rate shall be deemed to be zero.

“Finance Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) any real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP; and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.01, a Finance Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Financial Covenant” means the covenant set forth in Section 6.05.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal financial officer, principal accounting officer, vice president-treasury, treasurer or controller of such Person.

“Foreign Lender” means a Lender that is not a U.S. Person.

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“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision of any thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the primary purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor the primary purpose of which is to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business and (ii) any obligations to repay Indebtedness or other obligations of another Person in connection with the consummation of an Acquisition or other investment related to such Person. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed by the guarantor (or, in the case of (A) any Guarantee the terms of which limit the monetary exposure of, or other recourse to, the guarantor or (B) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure (or maximum exposure associated with the exercise of such other recourse) as of such date of the guarantor under such Guarantee (as determined, in the case of clause (A), pursuant to such terms or, in the case of clause (B), reasonably and in good faith by a Financial Officer of the Company) and in all events not to exceed the principal amount outstanding on such date of the Indebtedness or other obligation for which the primary obligor is liable).

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to or for which liability may be imposed under any Environmental Law by reason of their harmful or deleterious nature or any similar basis.

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“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that, for the avoidance of doubt, it is understood that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries or right of a Person to ‘put’ an asset to another Person that arises in connection with any Acquisition or Disposition shall be a Hedging Agreement. The amount of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the amount (giving effect to any netting agreements and, except for purposes of Section 6.01, cash collateral arrangements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were early terminated at such time based on a mid-market quotation or is required to pay as a close-out amount if such Hedging Agreement has been terminated.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers, employees or consultants and (iii) any purchase price adjustment or earnout), (e) all Finance Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others to the extent secured by any Lien on property of such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, where the amount of such Indebtedness shall be deemed to be the lesser of (i) the fair market value of the property securing such Indebtedness and (ii) the maximum amount of such Indebtedness for which such Person is liable and (i) all Guarantees by such Person of Indebtedness of others; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) intercompany Indebtedness of the Company and the Subsidiaries. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Losses” has the meaning set forth in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

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“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day following the last day of each March, June, September and December and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period).

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter (or such shorter or longer period as shall have been consented to by each Lender participating in such Borrowing), as the Company may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of any Interest Period of one month or longer, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period of one month or longer that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, for any period, a rate per annum that results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such period and (b) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such period, in each case, as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof; provided that if any Interpolated Screen Rate determined as provided above, would be less than zero%, such Interpolated Screen Rate shall for all purposes of this Agreement be zero%.

“IRS” means the United States Internal Revenue Service.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the applicable LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if no LIBO Screen Rate shall be available for a particular Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, than the LIBO Screen Rate for such Interest Period shall be the Interpolated Screen Rate.

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“LIBO Screen Rate” means, with respect to the LIBO Rate for any Interest Period, or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the applicable Bloomberg page (currently BBAM1) (or, in the event such rate does not appear on a Bloomberg page, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if any LIBO Screen Rate, determined as provided above, would be less than zero% such LIBO Screen Rate shall for all purposes of this Agreement be zero%.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, any Assumption Agreement and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c).

“Loans” means the loans made by the Lenders to the Company on the Effective Date pursuant to this Agreement.

“Material Acquisition” means any Acquisition by the Company or any Subsidiary involving payment of consideration of $150,000,000 or more.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company to perform its payment obligations under the Loan Documents or (c) the rights and remedies available to the Lenders under the Loan Documents.

“Material Disposition” means any Disposition by the Company or any Subsidiary involving receipt of consideration of $150,000,000 or more.

“Material Indebtedness” means an issuance of Indebtedness (other than the Obligations under the Loan Documents), or the net obligations in respect of Hedging Agreements, of any one or more of the Company, any Restricted Subsidiary or any Significant Subsidiary, in an aggregate outstanding principal amount of $100,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company, any Restricted Subsidiary or any Significant Subsidiary in respect of Hedging Agreements shall be the amount of obligations determined according to the last sentence of the definition of the term “Hedging Agreements”.

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“Material Transaction” means any Material Acquisition, Material Disposition, incurrence or repayment of a material amount of Indebtedness by the Company and its Subsidiaries, any receipt of material cash proceeds from an equity issuance by the Company and its Subsidiaries, designation a material Restricted Subsidiary as an Unrestricted Subsidiary and any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary.

“Maturity Date” means April 2, 2021; provided, that if such date is not a Business Day, the “Maturity Date” shall be the Business Day immediately preceding such date.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MNPI” means material information concerning the Company, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Exchange Act. For purposes of this definition, “material information” means information concerning the Company, any Subsidiary or other Affiliate of the Company, any Subsidiary or any Affiliate of any of the foregoing (including the PNG Acquired Company), or any of their securities, that could reasonably be expected to be material for purposes of the United States Federal and state securities laws.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means (a) the due and punctual payment by the Company of the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) the due and punctual payment or performance by the Company of all other monetary obligations under this Agreement or any other Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

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“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Payment in Full” means that the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than contingent obligations not then due) shall have been paid in full.

“Payment or Bankruptcy Event of Default” means an Event of Default under paragraph (a), (b), (h) or (i) of Section 7.01.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” means:

(a)                Liens imposed by law for Taxes that are not yet overdue for a period of more than 30 days or are being contested in compliance with Section 5.04;

(b)               carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), securing obligations that are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings;

(c)                pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)               pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Finance Lease Obligations), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

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(e)                judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 7.01;

(f)                easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company and the Subsidiaries, taken as a whole;

(g)               banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with securities intermediaries; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations;

(h)               Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company in the ordinary course of business;

(i)                 Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Finance Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j)                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)               Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l)                 deposits of cash with the owner or lessor of premises leased and operated by the Company or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(m)             Liens on cash and cash equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder;

(n)               Liens that are contractual rights of set-off; and

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(o)               Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(d).

“PNC” means PNC Bank, National Association.

“PNG Acquired Company” means LDC Funding LLC, a Delaware limited liability company.

“PNG Acquisition” means the acquisition by the Company of the PNG Acquired Company pursuant to the PNG Purchase Agreement, in accordance with which the Company acquired on March 16, 2020 all of the issued and outstanding limited liability company membership interests of the PNG Acquired Company.

“PNG Acquisition Closing Date” means the date on which the PNG Acquisition was consummated, which date was March 16, 2020.

“PNG Purchase Agreement” means the Purchase Agreement dated as of October 22, 2018, between the PNG Seller and the Company (including any schedules, exhibits, annexes or other attachments thereto).

“PNG Seller” means LDC Parent LLC, a Delaware limited liability company.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by PNC as its prime rate in effect at its principal office in Pittsburgh, Pennsylvania, which rate may not necessarily be the lowest or most favorable rate then being charged to commercial borrowers by PNC. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Basis” and “Pro Forma Effect” mean, as to any Person, for any Material Transaction that occurs subsequent to the commencement of a period for which the effect of such Material Transaction is being calculated, such calculation as will give pro forma effect to such Material Transaction as if such Material Transaction had occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such Material Transaction for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of such financial statements, ending with the last fiscal quarter included in the most recent financial statements referred to in Section 3.04(a)), including that (a) in making any determination of Consolidated Assets, Consolidated Net Income or Consolidated Tangible Assets or any other financial ratio or test, effect shall be given to any Material Transaction and (b) in making any determination on a Pro Forma Basis or of Pro Forma Effect, interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in clause (a) above, bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods (taking into account any Hedging Agreement applicable to such Indebtedness as reasonably determined by the Company).

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Recipient” means the Administrative Agent, any other Lender or any combination thereof (as the context requires).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Credit Exposures representing more than 50% of the sum of the total Credit Exposures at such time.

“Responsible Officer” means, with respect to any Person, a Financial Officer or the chief executive officer, president, chief administrative officer, senior vice president, general counsel or another executive officer of such Person.

“Restricted Subsidiary” means (a) each Subsidiary listed as a Restricted Subsidiary on Schedule 3.14 and (b) any other Subsidiary that has not been designated as an Unrestricted Subsidiary (or if previously so designated, has been redesignated as a Restricted Subsidiary) pursuant to Section 5.10.

“Sanctioned Country” means, at any time, a country, region or territory that is itself or whose government is the subject or target of any Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

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“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the most recent annual, quarterly or periodic reports publicly filed by the Company with the SEC prior to the Effective Date (excluding any portion thereof under the headings “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Information” and any similar forward-looking statements).

“Significant Subsidiary” means, at any time, any Subsidiary that, together with such Subsidiary’s subsidiaries, determined on a consolidated basis in accordance with GAAP, accounts for more than 10% of (a) the Consolidated Assets as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of such financial statements, ending with the last quarter included in the most recent financial statements referred to in Section 3.04(a)), (b) the Consolidated Net Income for the most recent four fiscal quarters ending with the most recent fiscal quarter referenced in clause (a) above or (c) the gross revenues of the Company and the Subsidiaries determined on a consolidated basis in accordance with GAAP for the most recent four fiscal quarters ending with the most recent fiscal quarter referenced in clause (a) above.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

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“Subsidiary” means any subsidiary of the Company.

“Syndication Agent” means the Person identified as such on the cover page of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Total Commitments” means the sum of the Commitments of all Lenders. The Total Commitments on the Effective Date are $500,000,000.

“Transactions” means the execution, delivery and performance by the Company of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means any Subsidiary which is so designated by the Company pursuant to Section 5.10.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.16(f)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, outstanding shares of capital stock or other Equity Interests of any class of such Person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such Person, excluding shares or other Equity Interests entitled so to vote or participate only upon the happening of some contingency.

“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.

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“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write down and conversion powers of such EEA Resolution Authority from time to time under the Bail In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02          Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “LIBOR Loan” or “LIBOR Borrowing”).

SECTION 1.03          Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, and all references to “knowledge” or “awareness” of the Company or any Subsidiary means the actual knowledge of a Responsible Officer of the Company. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

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SECTION 1.04          Accounting Terms; GAAP; Pro Forma Calculations.

(a)                Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed (other than for purposes of Sections 3.04, 5.01(a) and 5.01(b)), and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness at “fair value”, as defined therein, or (y) any other accounting principle that results in any Indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a finance lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2016.

(b)               The parties hereto acknowledge and agree that calculations of Consolidated Assets, Consolidated Net Income or Consolidated Tangible Assets or any other financial ratio or test shall be calculated on a Pro Forma Basis; provided that notwithstanding the foregoing, for purposes of determining compliance with the Financial Covenant, no Material Transaction that occurs subsequent to the last day of the applicable fiscal quarter for which compliance with the Financial Covenant is being determined shall be included on a Pro Forma Basis or be given Pro Forma Effect in making such determination. In making any determination on a Pro Forma Basis or of Pro Forma Effect, calculations shall be made in good faith by a Financial Officer of the Company.

SECTION 1.05          [Reserved].

SECTION 1.06          Negative Covenant Compliance. For purposes of determining whether the Company complies with any exception to Article VI (other than the Financial Covenant), it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, and, for the avoidance of doubt, any financial ratios and metrics therein are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, no change in any financial ratio or metric occurring after the date such compliance is measured shall result in any previously permitted transaction ceasing to be permitted hereunder. For the avoidance of doubt, with respect to determining whether the Company and the Subsidiaries comply with any covenant in Article VI (other than the Financial Covenant), to the extent that any obligation, transaction or action could be attributable to more than one exception to any such covenant, the Company may categorize or re categorize all or any portion of such obligation, transaction or action to any one or more exceptions to such covenant that permit such obligation, transaction or action.

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SECTION 1.07          Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in the definition of the term “Interest Period”) or performance shall extend to the immediately succeeding Business Day (it being understood that the foregoing shall cause any grace period associated with any such payment obligation or performance of any covenant, duty or obligation to extend to the immediately succeeding Business Day as well) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

SECTION 1.08          Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

SECTION 1.09          Certifications. All certifications to be made hereunder by a Responsible Officer shall be made by such Person in his or her capacity solely as an officer or a representative of the Company, on the Company’s behalf and not in such Person’s individual capacity.

ARTICLE II.

The Credits

SECTION 2.01          Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Company on the Effective Date in a principal amount equal to such Lender’s Commitment. The Lenders shall have no obligation to make Loans hereunder after the Effective Date, and any portion of the Commitments not drawn on the Effective Date shall automatically expire. The Commitments are not revolving credit commitments, and the Company shall not have the right to borrow, repay and reborrow under this Agreement.

SECTION 2.02          Loans and Borrowings.

(a)                Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made on the Effective Date by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)               Subject to Section 2.13, the Borrowing made on the Effective Date shall be comprised entirely of ABR Loans or LIBOR Loans as the Company may request in accordance herewith, and shall be denominated in dollars. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

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(c)                At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that a LIBOR Borrowing that results from a continuation of an outstanding LIBOR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four (4) (or such greater number as may be agreed by the Administrative Agent) LIBOR Borrowings outstanding.

(d)               Notwithstanding any other provision of this Agreement, the Company shall not be entitled to elect to convert to or continue any LIBOR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03          Requests for Borrowings. To request the Borrowing to be made on the Effective Date, the Company shall notify the Administrative Agent of such request by telephone or in writing (a) in the case of a LIBOR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before Effective Date or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Effective Date. Each such telephonic and written Borrowing Request shall be irrevocable and made by hand delivery or fax to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02

    (i)                 [reserved];

    (ii)               the aggregate amount of such Borrowing;

    (iii)             the date of such Borrowing, which shall be a Business Day;

    (iv)             whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing;

    (v)               in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

    (vi)             the location and number of the account of the Company to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

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Notwithstanding the foregoing, for the sake of clarity, no Loans will be made after the Effective Date.

SECTION 2.04          [Reserved].

SECTION 2.05          [Reserved].

SECTION 2.06          Funding of Borrowings.

(a)                Each Lender shall make the Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 1:00 p.m., New York City time (or such earlier time on such date as may be specified by the Administrative Agent to the Lenders, provided that such time shall be not less than two hours after the time the Lenders shall have been advised by the Administrative Agent of its receipt of a Borrowing Request), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Company by promptly remitting the amounts so received, in like funds, to the account designated by the Company in the Borrowing Request.

(b)               Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance on such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Company, the interest rate applicable to ABR Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07          Interest Elections.

(a)                The Borrowing made on the Effective Date initially shall be of the Type and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Company may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

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(b)               To make an election pursuant to this Section 2.07, the Company shall notify the Administrative Agent of such election by telephone or in writing by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the Effective Date. Each such telephonic and written Interest Election Request shall be irrevocable and shall be made (or, if telephonic, confirmed promptly) by hand delivery or fax to the Administrative Agent of an executed written Interest Election Request. Each such telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

    (i)                 the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

    (ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

    (iii)             whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

    (iv)             if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(c)                Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)               If the Company fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.01(h) or 7.01(i) has occurred and is continuing with respect to the Company, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

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SECTION 2.08          [Reserved].

SECTION 2.09          Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b)               The records maintained by the Administrative Agent and the Lenders shall (in the case of the Lenders, to the extent they are not inconsistent with the records maintained by the Administrative Agent pursuant to Section 9.04(b)(iv)) be, in the absence of manifest error, prima facie evidence of the existence and amounts of the obligations of the Company in respect of the Loans, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Company to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c)                Any Lender may request that Loans made by such Lender be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.10          Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section 2.10.

(b)               [Reserved].

(c)                The Company shall notify the Administrative Agent by telephone (confirmed by hand delivery or fax) or in writing of any prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment (or such shorter period as may be agreed to by the Administrative Agent in writing) and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment (or such later time as may be agreed to by the Administrative Agent in writing). Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowing or Borrowings to be prepaid and the principal amount of each such Borrowing or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not, or is not expected to be, satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 (or, if less, the outstanding principal amount of the Loans). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. As provided in Section 2.01, the Company may not reborrow any payments or prepayments made under this Agreement.

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SECTION 2.11          Fees. The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts, at the times and on the terms specified in the Engagement Letter.

SECTION 2.12          Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)               The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                [Reserved].

(d)               Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in Section 2.12(a).

(e)                Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in any event, also on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.12(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion or continuation of a LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion or continuation.

(f)                All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13          Alternate Rate of Interest.

(a)                If prior to the commencement of any Interest Period for a LIBOR Borrowing:

    (i)                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; or

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    (ii)               the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such LIBOR Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Company and the Lenders as promptly as practicable and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing.

(b)               If at any time the Administrative Agent determines or is advised by the Required Lenders that they shall have determined that (i) the circumstances set forth in Section 2.13(a)(i) have arisen (including because the LIBO Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.13(a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans denominated in dollars, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the LIBO Screen Rate that gives due consideration to the then prevailing market convention in the United States for determining a rate of interest for syndicated loans denominated in dollars at such time, and the Administrative Agent and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (it being understood that such amendment shall not reduce the Applicable Rate); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this paragraph, only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing.

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SECTION 2.14          Increased Costs; Illegality. (a) If any Change in Law shall:

    (i)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

    (ii)               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender or participation therein; or

    (iii)             subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any Loan or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount), then, from time to time following request of such Lender or other Recipient (accompanied by a certificate in accordance with Section 2.14(c)), the Company will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs or expenses incurred or reduction suffered.

(b)               If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time following the request of such Lender (accompanied by a certificate in accordance with Section 2.14(c)), the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                A certificate of a Lender or other Recipient setting forth the basis for and, in reasonable detail (to the extent practicable), computation of the amount or amounts necessary to compensate such Lender or other Recipient or its holding company, as the case may be, as specified in Section 2.14(a) or 2.14(b) shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or other Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding the foregoing provisions of this Section 2.14, no Lender shall demand compensation for any increased cost or expense or reduction pursuant to the foregoing provisions of this Section 2.14 if it shall not at the time be the general policy or practice of such Lender to demand (to the extent it is entitled to do so) such compensation from similarly situated borrowers in similar circumstances under comparable provisions of other credit agreements.

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(d)               Failure or delay on the part of any Lender or other Recipient to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or other Recipient’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or other Recipient pursuant to this Section 2.14 for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or other Recipient, as the case may be, notifies the Company of the Change in Law or other circumstance giving rise to such increased costs or expenses or reductions and of such Lender’s or other Recipient’s intention to claim compensation therefor; provided further that, if the Change in Law or other circumstance giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or the applicable lending office of such Lender to make, maintain or fund any LIBOR Loan or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, upon notice thereof by such Lender to the Company and the Administrative Agent, (i) any obligation of such Lender to make, maintain or fund any LIBOR Loan, or to continue any LIBOR Loan or convert any ABR Loan into a LIBOR Loan, or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon the LIBO Rate, in each case, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent) prepay or, if applicable, convert all LIBOR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

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SECTION 2.15          Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any LIBOR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof), (d) the failure to prepay any LIBOR Loan on a date specified therefor in any notice of prepayment given by the Company (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the Company shall compensate each requesting Lender for the loss, cost and expense attributable to such event (but not lost profits) following request of such Lender (accompanied by a certificate described below in this Section). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the Company and setting forth the basis for and, in reasonable detail (to the extent practicable), computation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16          Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)               Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 2.16, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(d)               Indemnification by the Company. The Company shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)               Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f)                Status of Lenders.

    (i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company and the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), 2.16(f)(ii)(B) and 2.16(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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    (ii)               Without limiting the generality of the foregoing:

(A)             any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, Taxes pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed originals of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, Taxes pursuant to the “business profits” or “other income” article of such tax treaty;

(2)               executed originals of IRS Form W-8ECI;

(3)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) executed originals of a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4)               to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN E, IRS Form W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

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(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)             if a payment made to a Lender under any Loan Document would be subject to Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)               Treatment of Certain Refunds. If any indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(h)               Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                 Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

SECTION 2.17          Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Company shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Section 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments under each Loan Document shall be made in dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)               If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

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(c)                If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including pursuant to Section 2.14(e), or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee (as such term is defined herein from time to time). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(d)               Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                If any Lender shall fail to make any payment required to be made by it to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of clause (i) and (ii) above, in any order as shall be determined by the Administrative Agent in its discretion.

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SECTION 2.18          Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Company) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation within 10 days following the written request of such Lender (accompanied by reasonable (to the extent practicable) back-up documentation relating thereto).

(b)               If (i) any Lender requests compensation under Section 2.14, (ii) the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, consent, discharge or termination or other event that under Section 9.02 requires the consent of more than the Required Lenders and with respect to which the Required Lenders shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, it being understood that the processing and recordation fee referred to in such Section shall be paid by the Company or the assignee as and to the extent such processing and recordation fee is required to be paid pursuant to Section 9.04(b)(ii)(C) (and the assignor Lender shall not be responsible therefor)), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received, to the extent such consent would be required by Section 9.04, the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, consent, discharge, termination or other event can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

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SECTION 2.19          [Reserved].

SECTION 2.20          Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                [reserved];

(b)               The Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02(c)(ii), require the consent of such Defaulting Lender in accordance with the terms hereof; and

(c)                In the event that the Administrative Agent and the Company agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (but for the avoidance of doubt, all amendments, waivers or modifications effected without the consent of such Defaulting Lender in accordance with the provisions of Section 9.02 and this Section 2.20 during such period shall be binding on it), then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, whereupon such Lender shall cease to be a Defaulting Lender.

ARTICLE III.

Representations and Warranties

The Company represents and warrants to the Lenders, on the Effective Date, that:

SECTION 3.01          Organization; Powers. The Company is (a) (i) duly organized, (ii) validly existing and (iii) to the extent the concept is applicable in such jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b)(i) has all requisite power and authority and (ii) all Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and (c) is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required; except in each case referred to in clause (a)(iii), (b)(ii) or (c), to the extent the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02          Authorization; Enforceability. The Transactions to be entered into by the Company are within the Company’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes, and each other Loan Document, when executed and delivered by the Company, will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, winding-up or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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SECTION 3.03          Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the organizational documents of the Company, (d) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture or other agreement or instrument binding upon the Company or any Significant Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Company or any Significant Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of the Company not permitted hereunder, in the case of clauses (a), (b) and (d) above, except to the extent that the foregoing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04          Financial Condition; No Material Adverse Effect.

(a)                The Company has heretofore furnished to the Lenders its (i) consolidated balance sheet and statement of capitalization and related consolidated statements of net income, comprehensive income, equity and cash flows as of and for the fiscal year ended December 31, 2019, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, and (ii) unaudited consolidated balance sheet and statement of capitalization and related unaudited consolidated statements of net income, comprehensive income, equity and cash flows as of and for the fiscal quarter and portion of the fiscal year ended September 30, 2019. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP (subject, in the case of such unaudited financial statements, to normal year-end audit adjustments and the absence of certain footnotes).

(b)               Since December 31, 2019, there has been no event or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.05          Properties. The Company and each Subsidiary has good title to, or valid leasehold interests in, all its property material to its business, subject to Liens permitted by Section 6.01, except (a) for defects in title that, individually or in the aggregate, do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary or (b) for any failure to do so that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06          Litigation and Environmental Matters.

(a)                Except as set forth in Schedule 3.06(a) or as specifically disclosed in any SEC Reports, there are no actions, suits or proceedings by or before any Governmental Authority or arbitrator pending against or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary that (i) are reasonably likely to be decided adversely to the Company or such Subsidiary and would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) directly involve any of the Loan Documents.

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(b)               Except as set forth in Schedule 3.06(b) or as specifically disclosed in any SEC Reports, or as otherwise would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any Governmental Approval required under any applicable Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any fact, incident, event or condition that would reasonably be expected to form the basis for any Environmental Liability.

SECTION 3.07          Compliance with Laws.

(a)                The Company and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)               The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company and the Subsidiaries and, to the knowledge of the Company, their respective officers, employees and directors are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Company, any Subsidiary or, to the knowledge of the Company, any of their respective directors, officers or employees, or (ii) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from any credit facility established hereby, is a Sanctioned Person. The Transactions do not violate any Anti-Corruption Law or applicable Sanctions.

(c)                The Company will use the proceeds of the Borrowings solely for the purposes permitted by Section 5.09. The Company will not use the proceeds of any Borrowing in a manner that will result in a violation of Sanctions applicable to any party hereto or any Anti-Corruption Laws.

SECTION 3.08          Investment Company Status. The Company is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09          Taxes. The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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SECTION 3.10          ERISA. No ERISA Events have occurred or are reasonably expected to occur that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and each ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan. The present value of all accumulated benefit obligations of all underfunded and unfunded Plans and the benefit obligations of any retiree welfare benefit arrangement (in each case based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan or arrangement, if any, by an aggregate amount that would reasonably be expected to result in a Material Adverse Effect. The Company is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments.

SECTION 3.11          Solvency. On the Effective Date, immediately after giving effect to the Transactions to occur on such date, including the making of the Loans to be made on such date and the application of the proceeds thereof, (a) the fair value of the assets of the Company and the Subsidiaries, on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Company and the Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and the Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and the Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the Effective Date. For purposes of this Section 3.11, in computing the amount of the contingent liabilities of the Company and the Subsidiaries as of the Effective Date, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the Effective Date, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.12          Disclosure.

(a)                Each of the written reports, financial statements, certificates and other written information (other than financial projections and other forward-looking information and information of a general economic or industry-specific nature) furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (and prior to the PNG Acquisition Closing Date, with respect to such information and projections relating to the PNG Acquired Company and its subsidiaries, to the best of the Company’s knowledge) is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto prior to the Effective Date). The financial projections and other forward-looking information that have been furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document have been prepared in good faith based upon assumptions that are believed by the Company to be reasonable at the time such financial projections or other forward looking information are furnished to the Administrative Agent or any Lender, it being understood and agreed that financial projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Company’s or its subsidiaries’ control, that no assurance can be given that any particular projections will be realized, that the financial projections or other forward-looking information is not a guarantee of financial performance and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material.

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(b)               If a Beneficial Ownership Certification is required to be delivered pursuant to Section 4.01(f), then, as of the Effective Date, to the best of the Company’s knowledge, the information set forth in such Beneficial Ownership Certification is true and correct in all respects. If a Beneficial Ownership Certification is required to be delivered pursuant to Section 6.02(a), then, as of the date of the delivery thereof, to the best of the Company’s knowledge, the information set forth in such Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.13          Federal Reserve Regulations. Neither the Company nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry margin stock, to extend credit for others to purchase or carry margin stock or for any purpose that entails, and no other action will be taken by the Company and the Subsidiaries that would result in, a violation of Regulations T, U and X of the Board of Governors.

SECTION 3.14          Subsidiaries. As of the Effective Date, Schedule 3.14 sets forth (a) each Subsidiary’s legal name and jurisdiction of organization and (b) for each Subsidiary, whether such Subsidiary is (i) a Restricted Subsidiary or an Unrestricted Subsidiary or (ii) a Significant Subsidiary.

SECTION 3.15          USA PATRIOT Act. Each of the Company and the Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA PATRIOT Act.

SECTION 3.16          EEA Financial Institution. The Company is not an EEA Financial Institution.

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ARTICLE IV.

Conditions

SECTION 4.01          Effective Date. The effectiveness of this Agreement and the obligation of the Lenders to make Loans shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)                The Administrative Agent shall have received from each party hereto (i) a counterpart of this Agreement executed by each party hereto or (ii) written evidence satisfactory to the Administrative Agent (which may include fax transmission or other electronic imaging) that such party has signed a counterpart of this Agreement.

(b)               The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Simpson Thacher & Bartlett LLP, special New York counsel to the Company, and (ii) the General Counsel of the Company, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c)                The Administrative Agent shall have received a certificate of the Company, dated the Effective Date and executed by the secretary or an assistant secretary of the Company, attaching (i) a copy of each organizational document of the Company, which shall, to the extent applicable, be certified as of a recent date prior to the Effective Date by the appropriate Governmental Authority, (ii) signature and incumbency certificates of the officers of the Company executing each Loan Document, (iii) resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance of the Loan Documents, certified as of the Effective Date by such secretary, assistant secretary or director as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept is applicable in such jurisdiction) from the applicable Governmental Authority of the Commonwealth of Pennsylvania, dated as of a recent date prior to the Effective Date, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(d)               The Administrative Agent shall have received an officer’s certificate, dated the Effective Date and signed by a Responsible Officer of the Company, certifying that, as of the Effective Date and after giving effect to the Transactions that are to occur on such date, (i) the representations and warranties of the Company set forth in the Loan Documents are true and correct (A) in the case of the representations and warranties qualified as to materiality, Material Adverse Effect or similar language, in all respects (after giving effect to such qualification) and (B) otherwise, in all material respects and (ii) no Default has occurred and is continuing.

(e)            The Administrative Agent shall have received a certificate substantially in the form of Exhibit G from the Company, dated the Effective Date and signed by a Financial Officer of the Company.

(f)                The Lenders shall have received any documents reasonably requested to comply with Anti-Terrorism and Anti-Corruption Laws and the Beneficial Ownership Regulation (including any “know your client” and anti-money laundering documentation).

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(g)               All costs and expenses (including reasonable and documented legal fees and expenses) contemplated by the Loan Documents to be reimbursable or payable by or on behalf of the Company to the Administrative Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required to be paid on or prior to the Effective Date and invoiced at least two Business Days prior to the Effective Date.

(h)               The Administrative Agent and the Lenders shall have received all fees due and payable on or prior to the Effective Date pursuant to the Engagement Letter.

(i)                 The Administrative Agent shall have received executed copies of the promissory notes, if any, requested by the Lenders pursuant to Section 2.09(c) at least two days prior to the Closing Date.

(j)                 The Administrative Agent shall deliver a notice to the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE V.

Affirmative Covenants

Until Payment in Full, the Company covenants and agrees with the Lenders that:

SECTION 5.01          Financial Statements and Other Information. The Company will furnish to the Administrative Agent, on behalf of each Lender:

(a)                within 120 days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2020, its audited consolidated balance sheet and statement of capitalization and related consolidated statements of net income, comprehensive income, equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of PricewaterhouseCoopers LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis (other than any qualification, exception or emphasis with respect to or resulting from an upcoming scheduled final maturity of any Indebtedness or associated with a financial covenant) and without any qualification, exception or emphasis as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b)               within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and statement of capitalization as of the end of such fiscal quarter, the related unaudited consolidated statements of net income, comprehensive income and equity for such fiscal quarter and the then elapsed portion of the fiscal year and the related statements of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for (or, in the case of the balance sheet or statement of capitalization, as of the end of) the corresponding period or periods of the prior fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

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(c)                within the time frame permitted for the delivery of financial statements under clause (a) or (b) above, as applicable, a completed Compliance Certificate signed by a Responsible Officer of the Company, (i) certifying as to whether a Default has occurred and is continuing on such date and, if a Default has occurred and is continuing on such date, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant;

(d)               promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or with any national securities exchange;

(e)                promptly after any request therefor, such other information regarding the business and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request in writing; and

(f)                promptly after any request therefor, such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

The documents required to be delivered pursuant to Section 5.01(a), 5.01(b) and 5.01(d) shall be deemed to have been delivered if such documents, or one or more annual or quarterly or periodic reports containing such information, (a) shall have been made publicly available on the website of the Company at http://www.essential.co (or such other website as the Company may designate by written notice to the other parties hereto) or the SEC at http://www.sec.gov or (b) shall have been posted by the Administrative Agent on a Platform to which the Lenders have been granted access. Information required to be delivered pursuant to this Section 5.01 to the Administrative Agent may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02          Notices of Material Events. Promptly after any Responsible Officer of the Company obtains actual knowledge thereof, the Company will furnish to the Administrative Agent written notice of the following:

(a)                the occurrence of any continuing Default;

(b)               the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Administrative Agent and the Lenders or in any annual, quarterly or periodic reports publicly filed by the Company with the SEC, that, in each case, would reasonably be expected to result in a Material Adverse Effect;

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(c)                the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred would reasonably be expected to result in a Material Adverse Effect; or

(d)               any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and, in the case of clause (a) above, any action taken or proposed to be taken with respect thereto.

SECTION 5.03          Existence; Conduct of Business. The Company will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole, except, other than in the case of Section 5.03(a) with respect to the Company, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction expressly permitted under Section 6.02(a).

SECTION 5.04          Payment of Taxes. The Company will, and will cause each Subsidiary to, pay its Taxes before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05          Maintenance of Properties and Rights. The Company will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except in each case where the failure to take any such actions, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction expressly permitted under Section 6.02(a).

SECTION 5.06          Insurance. The Company will, and will cause each Subsidiary to, maintain, with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and reputable (including captive insurance subsidiaries), insurance in such amounts (after giving effect to any self-insurance consistent with the standards set forth in this Section 5.06) (with no greater risk retention) and against such risks as is customarily maintained by companies engaged in similar businesses operating in the same or similar locations in all material respects.

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SECTION 5.07          Books and Records; Inspection and Audit Rights. The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in accordance, in all material respects, with GAAP and applicable law are made of all material dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit the Administrative Agent, and any agent designated by the Administrative Agent, upon reasonable prior notice, (a) to visit and reasonably inspect its properties, (b) to examine its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants (it being agreed that a representative of the Company may be present at any such meeting with the independent accountants), all at such reasonable times during normal business hours and as often as reasonably requested; provided that, the Administrative Agent may not exercise such rights more often than once during any calendar year (it being understood that any expenses incurred by the Administrative Agent in connection therewith shall be subject to reimbursement by the Company in accordance with Section 9.03); provided, further, that when an Event of Default exists, the Administrative Agent (or any of its agents) may do any of the foregoing (at the expense of the Company) at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Section, neither the Company nor any Subsidiary shall be required to disclose, permit the inspection, examination of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its agents) is prohibited by applicable law or any binding confidentiality agreement between the Company or any Subsidiary and a Person that is not the Company or any Subsidiary not entered into in contemplation of preventing such disclosure, inspection, examination or discussion or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

SECTION 5.08          Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, including all Environmental Laws, and all orders of any Governmental Authority, applicable to it, its operations or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Company and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09          Use of Proceeds.

(a)                The proceeds of the Loans will be used for general corporate purposes of the Company and the Subsidiaries.

(b)               The Company will not request any Borrowing, and the Company will not use, and will procure that the Subsidiaries and its and their respective directors, officers, employees and agents will not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto or any Anti-Corruption Laws.

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SECTION 5.10          Designation of Subsidiaries. The Company may from time to time cause any Restricted Subsidiary that is not a Significant Subsidiary to be designated as an Unrestricted Subsidiary or any Unrestricted Subsidiary to be designated as a Restricted Subsidiary, provided that (a) at the time of such designation and immediately after giving effect thereto, no Default or Event of Default would exist under the terms of this Agreement and (b) once a Subsidiary has been designated an Unrestricted Subsidiary, it shall not thereafter be redesignated as a Restricted Subsidiary on more than one occasion. Within 10 days (or such shorter period of time as the Administrative Agent may reasonably agree to in writing) following any designation described above, the Company will deliver to the Administrative Agent a notice of such designation accompanied by a certificate signed by a Responsible Officer certifying compliance with all requirements of this Section 5.10 and setting forth all information required in order to establish such compliance.

ARTICLE VI.

Negative Covenants

Until Payment in Full, the Company covenants and agrees with the Lenders that:

SECTION 6.01          Liens. The Company will not create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)                Permitted Liens;

(b)               any Lien on any asset of the Company existing on the Effective Date and set forth on Schedule 6.01; provided that (i) such Lien shall not apply to any other asset of the Company (other than improvements or accessions thereto and the proceeds thereof) and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing;

(c)                (i) Liens (including Liens securing Finance Lease Obligations) on fixed or capital assets acquired, constructed or improved by the Company securing Indebtedness or other obligations incurred to finance such acquisition, construction or improvement, provided that (A) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (B) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (C) such Liens shall not apply to any other assets of the Company (other than improvements or accessions thereto and the proceeds thereof), provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates), and (ii) Liens securing extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing, provided that such Liens do not apply to any assets of the Company other than the assets securing the Indebtedness or other obligations being extended, renewed, replaced or refinanced (and improvements or accessions thereto and the proceeds thereof);

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(d)               any Lien on any asset acquired by the Company after the Effective Date existing at the time of the acquisition thereof (or existing on any asset of any Person that is merged or consolidated with or into the Company in a transaction permitted hereunder after the Effective Date and prior to the time such Person is so merged or consolidated), provided that (i) such Lien is not created in contemplation of or in connection with such acquisition (or such merger or consolidation), (ii) such Lien shall not apply to any other assets of the Company (other than improvements or accessions thereto and the proceeds thereof) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition (or the date such Person is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing;

(e)                in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(f)                in the case of (i) any Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(g)               Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder;

(h)               (i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Company and the Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(i)                 Liens on the net cash proceeds of any Acquisition Indebtedness held in escrow by a third party escrow agent prior to the release thereof from escrow;

(j)                 Lien created pursuant to the Loan Documents;

(k)               Liens on cash and cash equivalents securing obligations under Hedging Agreements entered into to protect against fluctuations in interest rates and not for speculative purposes, provided that the cash and cash equivalents deposited to secure such obligations do not exceed $50,000,000 at any time outstanding; and

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(l)                 other Liens, provided that at the time of and after giving Pro Forma Effect to the incurrence of any such Lien (or any Indebtedness secured thereby and the application of the proceeds thereof), the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by this clause (l) does not exceed 15% of Consolidated Tangible Assets at such time (it being understood and agreed that (i) in the case of revolving Indebtedness, the Company may deem any revolving commitments in respect of such revolving Indebtedness as outstanding Indebtedness for purposes of such test, and, if such test would be satisfied after doing so, then the Company shall not be required to retest compliance with such test in respect of any incurrence of revolving Indebtedness in respect of such revolving commitments, provided that, for so long as such revolving commitments are outstanding, such revolving commitments shall be deemed to be outstanding Indebtedness for purposes of any subsequent calculation of such test, and (ii) in the case of any Indebtedness secured by any Lien(s) incurred in reliance on this clause (l), the Company shall not be required to retest compliance with this clause (l) (A) if any additional Liens on assets (including Liens on different types of assets) are thereafter granted to secure such Indebtedness or (B) due to the incurrence of fees, costs, expenses, premiums, penalties, indemnities or interest in respect of such Indebtedness).

SECTION 6.02          Fundamental Changes.

(a)                The Company will not, and will not permit any Restricted Subsidiary to, amalgamate with, merge into or consolidate with any other Person, or permit any other Person to amalgamate with, merge into or consolidate with it, or liquidate or dissolve, except that (i) [reserved], (ii) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (A) any Person may amalgamate, merge or consolidate with the Company in a transaction in which the Company is the surviving entity and (B) the Company may merge or consolidate with any Person in a transaction in which such Person is the surviving entity, provided that (1) such Person is a corporation organized under the laws of the Commonwealth of Pennsylvania or the State of Delaware, (2) prior to or substantially concurrently with the consummation of such merger or consolidation, (x) such Person shall execute and deliver to the Administrative Agent an assumption agreement (the “Assumption Agreement”), in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Person shall assume all of the obligations of the Company under this Agreement and the other Loan Documents, and (y) such Person shall deliver to the Administrative Agent such documents, certificates and opinions as the Administrative Agent may reasonably request relating to such Person, such merger or consolidation or the Assumption Agreement, all in form and substance reasonably satisfactory to the Administrative Agent, and (3) the Lenders shall have received, at least five Business Days prior to the date of the consummation of such merger or consolidation, (x) all documentation and other information regarding such Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested by the Administrative Agent or any Lender and (y) to the extent such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Person, it being agreed that upon the execution and delivery to the Administrative Agent of the Assumption Agreement and the satisfaction of the other conditions set forth in this clause (B), such Person shall become a party to this Agreement, shall succeed to and assume all the rights and obligations of the Company under this Agreement and the other Loan Documents (including all obligations in respect of outstanding Loans) and shall thenceforth, for all purposes of this Agreement and the other Loan Documents, be the “Company”, (iii) any Person (other than the Company) may amalgamate, merge or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary, (iv) any Restricted Subsidiary may amalgamate with, merge into or consolidate with any Person (other than the Company) in a transaction not prohibited by Section 6.02(b) in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (v) any Restricted Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and the Subsidiaries, taken as a whole.

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(b)               The Company will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of, directly or through any amalgamation, merger or consolidation and whether in one transaction or in a series of transactions, assets (including Equity Interests in Subsidiaries) representing all or substantially all of the assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), taken as a whole, to any Person or Persons, except (i) to the Company and/or any Subsidiaries and (ii) as permitted under Section 6.02(a)(ii)(B) or 6.02(a)(iii).

SECTION 6.03          Restrictive Agreements. The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability of any Restricted Subsidiary to make dividends or other distributions with respect to its Equity Interests to the Company or any Restricted Subsidiary, unless the Company determines in good faith that such contractual obligations would not materially impede the Company’s ability to meet its payment obligations under this Agreement.

SECTION 6.04          Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or cause, suffer or permit to exist any transaction, arrangement or contract with any Affiliate (other than the Company or any Restricted Subsidiary) that is on terms materially less favorable to the Company or such Restricted Subsidiary than those that would be obtained at such time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing shall not apply to (a) any payments made and other transactions entered into in the ordinary course of business with officers and directors of the Company or any Subsidiary, and consulting fees and expenses incurred in the ordinary course of business payable to former officers or directors of the Company or any Subsidiary or (b) any other transaction (if part of a series of related transactions, together with such related transactions) involving consideration or value of less than $10,000,000.

SECTION 6.05          Financial Covenant. The Company will not permit the ratio, on the last day of any fiscal quarter of the Company (commencing with the fiscal quarter ending June 30, 2020), of (a) Consolidated Funded Debt as of such day to (b) the sum of (i) Consolidated Funded Debt as of such day and (ii) Consolidated Shareholders’ Equity as of such day, to exceed (A) for the fiscal quarter of the Company ending June 30, 2020, 80% and (B) for each subsequent fiscal quarter of the Company, 65%.

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ARTICLE VII.

Events of Default

SECTION 7.01          Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)               the Company shall fail to pay any interest or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)                any representation, warranty or statement of fact made or deemed made by or on behalf of the Company in any Loan Document or in any certificate, financial statement or other written document provided pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d)               the Company shall fail to observe or perform any covenant or agreement contained in Section 5.02(a), 5.03(a) (with respect to the existence of the Company) or 5.09 or in Article VI;

(e)                the Company shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after written notice thereof to the Company from the Administrative Agent;

(f)                the Company, any Restricted Subsidiary or any Significant Subsidiary shall fail to make any payment (in respect of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any notice requirements and grace periods applicable thereto;

(g)               any event or condition constituting a breach or default in respect of any Material Indebtedness occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, or, in the case of a Hedging Agreement, to terminate any related hedging transaction, in each case prior to its scheduled maturity or termination (it is understood that no Event of Default shall occur in respect of any Material Indebtedness under this clause (g) until all grace periods applicable under the terms of such Material Indebtedness have expired and all notice requirements applicable under the terms of such Material Indebtedness have been met); provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or any casualty or condemnation with respect to, assets securing such Indebtedness and (ii) any prepayment, repurchase, redemption or defeasance of any Acquisition Indebtedness if the related Acquisition is not consummated;

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(h)               an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, moratorium, winding-up or other relief in respect of the Company or any Significant Subsidiary, or of a substantial part of its assets, under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect or (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary, or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order for relief in any such proceeding shall be entered;

(i)                 the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, winding-up or other relief under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect (other than, in the case of any Subsidiary, a voluntary liquidation or dissolution permitted by Section 6.02(a)(v)), (ii) consent to the institution of any proceeding or petition described in sub-clause (i) above, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Company or any Significant Subsidiary (or any committee thereof) shall adopt any resolution expressly authorizing any of the actions referred to in this Section 7.01(i);

(j)                 one or more final judgments for the payment of money in an aggregate amount in excess of $100,000,000 (after reducing such judgment amount by the portion thereof covered by insurance (other than under a self-insurance program, excluding any insurance provided by a captive insurance subsidiary or similar vehicle or arrangement)) shall be rendered against the Company, any Restricted Subsidiary or any Significant Subsidiary or any combination thereof and the same shall continue for a period of 60 consecutive days without being vacated, discharged, stayed, satisfied or bonded pending appeal;

(k)               one or more ERISA Events shall have occurred that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; or

(l)                 (i) a Change in Control shall occur or (ii) any “change of control” (or similar event, however denominated) with respect to the Company under and as defined in any indenture or other agreement relating to Material Indebtedness of the Company, any Restricted Subsidiary or any Significant Subsidiary under which senior notes or other debt securities may be issued shall occur and such “change of control” (or similar event, however denominated) shall have caused, or shall enable or permit the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause, such Material Indebtedness to be required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity (it is understood that no Event of Default shall occur in respect of any Material Indebtedness under this clause (l)(ii) until all grace periods applicable under the terms of such Material Indebtedness have expired and all notice requirements applicable under the terms of such Material Indebtedness have been met);

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then, at any time thereafter during the continuance of such event (other than an event with respect to the Company described in clause (h) or (i) of this Section 7.01), the Administrative Agent shall at the written request of the Required Lenders, by written notice to the Company, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in the case of any event with respect to the Company described in clause (h) or (i) of this Section 7.01, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall immediately and automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE VIII.

The Administrative Agent

SECTION 8.01          Appointment and Authorization of Administrative Agent. Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as Administrative Agent under this Agreement and the other Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

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SECTION 8.03          Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents with respect to the Administrative Agent, and the Administrative Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), in accordance with the terms of the Loan Documents, or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. The Administrative Agent neither warrants nor accepts responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of the term “Adjusted LIBO Rate” (or any component thereof) or with respect to any comparable or successor rate thereto, or replacement rate therefor (except such as shall result from the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction in a final and nonappealable judgment).

SECTION 8.04          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. Upon the request by the Administrative Agent at any time, the Lenders will confirm in writing whether an action may be taken by it (and the Administrative Agent may deem the failure to respond to any such request in a timely manner as approval). In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it with reasonable care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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SECTION 8.05          Delegation of Duties. The Administrative Agent may perform any or all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any or all of their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06          Resignation of Administrative Agent. Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Company. Upon receipt of any such notice of resignation, the Company shall have the right, subject to the consent of the Required Lenders (with Lenders hereby agreeing to act promptly with respect to any request by the Company for such consent), unless a Payment or Bankruptcy Event of Default shall have occurred and be continuing, in which case the Required Lenders shall have the right, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) so long as no Payment or Bankruptcy Event of Default shall have occurred and be continuing, appoint a successor. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Administrative Agent for the account of any Person other than the retiring Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Administrative Agent shall also directly be given or made to each Lender . Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent or while holding cash collateral as contemplated by the immediately preceding sentence.

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SECTION 8.07          Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on or prior to such date and on the Effective Date.

SECTION 8.08          Administrative Agent May File Proofs of Claim. In case of any proceeding with respect to the Company under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

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(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.14, 2.15, 2.16 and 9.03) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

SECTION 8.09          No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Corruption Laws, including any programs involving any of the following items relating to or in connection with any of the Company, its Affiliates or its agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws.

SECTION 8.10          Lender ERISA Representations.

(a)                Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

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(b)               In addition, unless either (1) clause (i) of the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) of the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.11          No Other Duties; Etc. Notwithstanding anything herein to the contrary, the Syndication Agent shall not have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as the Administrative Agent or a Lender), but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for hereunder or thereunder.

SECTION 8.12          Tax Withholdings. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

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SECTION 8.13          Beneficiaries. Except with respect to Section 8.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Company shall not have any rights as a third party beneficiary of any such provisions.

ARTICLE IX.

Miscellaneous

SECTION 9.01          Notices.

(a)                Except in the case of notices and other communications expressly permitted to be given by telephone and subject to paragraph (b) of this Section, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic communication (including email), as follows:

    (i)                 if to the Company or the Administrative Agent, to it at the address specified for such Person on Schedule 9.01; and

    (ii)               if to any other Lender, to it at its address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (but if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph. The term address as used above may refer to a physical or electronic address (or contact number).

(b)               Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent (acting reasonably) (it being understood that, except as set forth in the following proviso, the Company may deliver notices and other communications to the Lenders by email); provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Company may be delivered or furnished by email. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received when sent unless the sender receives notice from the intended recipient that such recipient is not reachable at such address or is “out of office” or a response from the intended recipient of similar import; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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(c)                Any party hereto may change its address, telephone or fax number or email address for notices and other communications hereunder by notice to the other parties hereto.

(d)               The Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. None of the Company, the Administrative Agent nor any of their respective Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform, and the Company and the Administrative Agent expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Company, the Administrative Agent or any of their respective Related Parties in connection with the Communications or the Platform. In no event shall the Company or the Subsidiaries, the Administrative Agent or any of their respective Related Parties have any liability to the Company, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of the Company’s or the Administrative Agent’s transmission of Communications through the Platform; provided that nothing in this paragraph (d) shall limit the Company’s indemnity and reimbursement obligations set forth in Section 9.03, including such indemnity and reimbursement obligations with respect to any damages, including direct or indirect, special, incidental or consequential damages, losses or expenses arising out of, in connection with or as a result of any claim, litigation, investigation or proceeding brought against any Indemnitee by any third party. Neither the Company nor the Administrative Agent is responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform.

SECTION 9.02          Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b) or 9.02(c), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or any other Loan Document or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any of their respective Affiliates may have had notice or knowledge of such Default at the time.

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(b)               Except as provided in Section 9.02(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Company and the Administrative Agent, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (other than any waiver of any default interest applicable pursuant to Section 2.12(d) and waivers, amendments or modifications to any mandatory prepayments added to this Agreement after the Effective Date), (iii) postpone the scheduled maturity date of any Loan or any scheduled date fixed for the payment of any principal, interest or fees payable under any Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this paragraph or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each directly and adversely affected Lender; provided further that no amendment, waiver or other modification of this Agreement or any other Loan Document shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c)                Notwithstanding anything to the contrary in paragraph (a) or (b) of this Section:

    (i)                 without the consent of any other Person, the Company and the Administrative Agent (each in its sole discretion) may waive, amend or otherwise modify any Loan Document by an agreement in writing entered into by the Company and the Administrative Agent to (A) correct, amend, cure or resolve any ambiguity, omission, defect, typographical error, inconsistency, manifest error or mistake in such Loan Document, (B) make administrative and operational changes not adverse to any Lender or (C) otherwise enhance the rights and benefits of the Lenders; provided that, in each case, any such waiver, amendment or modification shall become effective without any further action or the consent of any other Person if the same is not objected to in writing by the Required Lenders within five Business Days following receipt by the Lenders of written notice thereof;

    (ii)               no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of Section 9.02(b) and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification;

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    (iii)             in the case of any amendment, waiver or other modification referred to in the first proviso of Section 9.02(b), no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Lender that receives payment in full of the principal of and interest accrued on each Loan made by such Lender, and all other amounts owing to or accrued for the account of such Lender under this Agreement and the other Loan Documents, at the time such amendment, waiver or other modification becomes effective;

    (iv)             [reserved];

    (v)               this Agreement and the other Loan Documents may be amended in the manner provided in Section 2.13(b);

    (vi)             [reserved]; and

    (vii)           this Agreement may be amended (or amended and restated) with the prior written consent of the Required Lenders, the Administrative Agent and the Company (A) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d)               The Administrative Agent may, but shall have no obligation to, with the consent of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03          Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for any of the foregoing (but limited to a single primary counsel and, if necessary, a single local counsel in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in each case, for the Administrative Agent and its Affiliates taken as a whole), in connection with the structuring, arrangement and syndication of the credit facility provided for herein, including the preparation, execution and delivery of the Engagement Letter, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

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(b)               The Company shall (i) indemnify and hold harmless each of the Administrative Agent (and any sub-agent thereof), the Syndication Agent and each Lender, and each Related Party of any of the foregoing (each such Person being called an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, that may be brought or asserted against any Indemnitee (the “Indemnified Losses”) as a result of or arising out of or in connection with (A) the Engagement Letter, this Agreement, the other Loan Documents or the Transactions or any other transactions contemplated thereby, (B) any Loan or the use of the proceeds therefrom, (C) any actual or alleged presence or Release of Hazardous Materials at, under, on or from any property currently or formerly owned or operated by the Company or any Subsidiary, or any other liability under Environmental Laws related in any way to the Company or any Subsidiary or (D) any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any such Indemnitee is a party thereto (and regardless of whether such Proceeding is initiated by a third party or by the Company or any of their respective subsidiaries, Affiliates or equity holders), and (ii) reimburse each Indemnitee from time to time, upon presentation of a summary statement, for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent (A) they are found in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from (1) the willful misconduct, gross negligence or bad faith of such Indemnitee or a Related Party of such Indemnitee or (2) a material breach by such Indemnitee or its Affiliates of their obligations under this Agreement or (B) arising out of or in connection with any Proceeding that does not involve an act or omission of the Company or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than against the Administrative Agent or another named agent, in each case, acting in its capacity or fulfilling its role as such), provided further that (x) such legal expenses shall be limited to the fees, disbursements and other charges of a single primary firm of counsel to the Indemnitees, taken as a whole, and, if necessary, a single local counsel to the Indemnitees, taken as a whole, in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own single firm of counsel (or, if necessary, its own single firm of local counsel in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions)), of such conflict counsel for such affected Indemnitee and all similarly situated Indemnitees, taken as a whole) and (y) each Indemnitee shall promptly repay to the Company all amounts previously paid by the Company pursuant to the foregoing provisions to the extent that such Indemnitee is found in a final, nonappealable judgment of a court of competent jurisdiction not to be entitled to indemnification hereunder as contemplated by the immediately preceding proviso.

(c)                To the extent that the Company fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub agent thereof) or any of its Related Parties (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any of its Related Parties acting for the Administrative Agent (or any such sub-agent).

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(d)               To the fullest extent permitted by applicable law, the Company shall not assert, or permit any of its controlled Related Parties to assert, and the Company hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent arising from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final and nonappealable judgment, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)                To the fullest extent permitted by applicable law, the Administrative Agent, the Lenders and the Syndication Agent shall not assert, or permit any of their respective controlled Related Parties to assert, and each of them hereby waives, any claim against the Company or any of its Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof; provided that nothing in this paragraph (e) shall limit the Company’s indemnity and reimbursement obligations set forth in this Section 9.03, including such indemnity and reimbursement obligations with respect to any special, indirect, consequential or punitive damages arising out of, in connection with or as a result of any claim, litigation, investigation or proceeding brought against any Indemnitee by any third party.

(f)                All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04          Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as expressly permitted by Section 6.02(a)(ii)(B), the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 (and any attempted assignment or transfer by any Lender not permitted by this Section 9.04 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, sub-agents of the Administrative Agent, Participants (to the extent provided in paragraph (c) of this Section), the Syndication Agent and, to the extent expressly contemplated hereby, the Related Parties of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)               (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)             the Company; provided that no consent of the Company shall be required for an assignment to a Lender or an Affiliate of a Lender or, if a Payment or Bankruptcy Event of Default has occurred and is continuing, any other Eligible Assignee; and

(B)              the Administrative Agent.

    (ii)               Assignments shall be subject to the following additional conditions:

(A)             except in the case of an assignment to a Lender or an Affiliate of a Lender, or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if a Payment or Bankruptcy Event of Default has occurred and is continuing;

(B)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of $3,500, provided that (x) only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender and (y) such processing and recordation fee may be waived by the Administrative Agent in its sole discretion; and

(D)             the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.16(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.

    (iii)             Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

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    (iv)             The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

    (v)               Upon receipt by the Administrative Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16(f) (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section 9.04 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 9.04 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. The Administrative Agent shall have no responsibility or liability for an assignment to a Person that is not an Eligible Assignee.

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(c)                (i) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 9.02(b) that directly and adversely affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant (x) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under Section 9.04(b) and (y) shall not be entitled to receive any greater payment under Section 2.14 or 2.16 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

    (ii)               Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain records of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and/or obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

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(d)               Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank or other central bank, and this Section 9.04 shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05          Survival. All representations and warranties made by the Company in the Loan Documents or other documents delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any of the Administrative Agent, the Syndication Agent, the Lenders or any Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document was executed and delivered or any credit was extended hereunder, and all representations and warranties made by the Company and all covenants and agreements of the Company (for the avoidance of doubt, when in effect) contained in the Loan Documents or other documents delivered in connection with or pursuant to this Agreement or any other Loan Document shall continue in full force and effect as long as Payment in Full has not occurred. The provisions of Sections 2.14, 2.15, 2.16, 2.17(d) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06          Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but notwithstanding anything herein to the contrary, do not supersede any provisions of the Engagement Letter that do not by the terms thereof terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). This Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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(b)               Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “execute”, “signed”, “signature” and words of like import in or related to any document to be signed in connection with this Agreement (including any Assignment and Assumptions, amendments and other notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on the Platform, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that that notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.07          Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Affiliate of such Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or by such Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company then due to such Lender or such Affiliate now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and each of its Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Affiliate may have. Each Lender agrees to promptly notify the Company and the Administrative Agent after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 9.09          Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

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(b)               Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County in the Borough of Manhattan, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such Federal court (or in the event such court lacks subject matter jurisdiction, such New York State court). Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)               Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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SECTION 9.12          Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made either are informed of the confidential nature of such Information and instructed to keep such Information confidential or are subject to customary confidentiality obligations of employment or professional practice, (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law (except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority)), (c) to the extent required by applicable law or by any subpoena or similar legal process (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any Transactions, (f) subject to an agreement containing confidentiality undertakings substantially the same as those of this Section 9.12 (which shall be deemed to include those required to be made in order to obtain access to information posted on IntraLinks, SyndTrak or any other Platform), to any assignee of or Participant in (or its Related Parties), or any prospective assignee of or Participant in (or its Related Parties), any of its rights or obligations under this Agreement, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or the Subsidiaries or the credit facilities provided for herein, as amended or (ii) the CUSIP Service Bureau or any similar agency to the extent required in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company, (i) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement or any other Loan Document, provided that such information is limited to the information about this Agreement and the other Loan Documents, or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Company or any Subsidiary that is not known by the Administrative Agent, such Lender or such Affiliate to be prohibited from disclosing such Information to such Persons by a legal, contractual, or fiduciary obligation to the Company or any Subsidiary. For purposes of this Section 9.12, “Information” means all information received from the Company or any Subsidiary relating to the Company, the PNG Acquired Company or any of their respective subsidiaries or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis prior to disclosure by the Company or any Subsidiary; provided that, in the case of information received from the Company or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Administrative Agent, the Administrative Agent may disclose Information as provided in this Section 9.12. The Company consents to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Company and the Subsidiaries.

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SECTION 9.13          Interest Rate Limitation. Notwithstanding anything herein to the contrary, the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.14          USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the USA PATRIOT Act.

SECTION 9.15          No Fiduciary Relationship. The Company, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Administrative Agent, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Company or any of its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Lenders or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16          Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Company and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including United States (Federal or state) and foreign securities laws.

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(b)               The Company and each Lender acknowledge that, if information furnished by or on behalf of the Company pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Company has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. The Company agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Company that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

(c)                If the Company does not file this Agreement with the SEC, then the Company hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public Side Lender Representatives. The Company acknowledges its understanding that Lenders, including their Public Side Lender Representatives, may be trading in securities of the Company and its Affiliates while in possession of the Loan Documents.

(d)               The Company represents and warrants that none of the information contained in the Loan Documents constitutes or contains MNPI. To the extent that any of the executed Loan Documents at any time constitutes MNPI, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.17          Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)               the effects of any Bail-In Action on any such liability, including, if applicable:

    (i)                 a reduction in full or in part or cancellation of any such liability;

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    (ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

    (iii)             the variation of the terms of such liability in connection with the exercise of the Write Down and Conversion Powers of any EEA Resolution Authority.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

ESSENTIAL UTILITIES, INC.

by ________________________________________
Name:
Title:

[Signature Page to Essential Utilities, Inc. Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as the Administrative Agent and a Lender,

by ________________________________________
Name:
Title:

[Signature Page to Essential Utilities, Inc. Credit Agreement]

Name of Institution:

by ________________________________________
Name:
Title:

For any Lender requiring a second signature block:

by ________________________________________
Name:
Title:

[Signature Page to Essential Utilities, Inc. Credit Agreement]